                                                                    EXHIBIT 99.6

     Prospectus Supplement

                                  Interests in

                                NCRIC GROUP, INC.
                           Profit Sharing Plan & Trust
                                       and
                       Offering of Up to 334,097 Shares of

                                NCRIC GROUP, INC.
                                  Common Stock

     NCRIC Group, Inc. is providing this prospectus supplement to participants in the NCRIC Group, Inc. Profit Sharing Plan & Trust (the "Plan"). As a participant in this Plan, you may direct the trustee of the Plan to purchase common stock of NCRIC Group, Inc. in its common stock offering, by transferring amounts currently allocated to your account under the Plan to the Employer Stock Fund (other than amounts you presently have invested in the Employer Stock
Fund). If you cannot acquire all of the common stock you want in the offering due to an oversubscription, the trustee will apply the amounts which were not used to acquire common stock among the funds in which your Plan account is invested in proportion to your current investment allocation percentages for new contributions.

     The prospectus of NCRIC Group, Inc., dated May 14, 2003, which is attached to this prospectus supplement, includes detailed information regarding the offering and the financial condition, results of operations and business of NCRIC Group, Inc. You should read this prospectus supplement, which provides information with respect to the Plan, together with the prospectus.

                                   ----------

     For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page 15 of the prospectus.

     The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Commissioner of the Department of Insurance and Securities Regulation of the District of Columbia, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

     This prospectus supplement may be used only in connection with offers and sales by NCRIC Group, Inc. of interests or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

     You should rely only on the information contained in this prospectus supplement and the attached prospectus. NCRIC Group, Inc. and the Plan have not authorized anyone to provide you with information that is different.

     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of NCRIC Group, Inc. or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

             The date of this prospectus supplement is May 14, 2003.

                                TABLE OF CONTENTS

THE OFFERING...................................................................1
   Securities Offered..........................................................1
   Election to Purchase Common Stock in the Offering: Priorities...............1
   Value of the Plan Assets....................................................3
   Method of Directing Transfer................................................3
   Time for Directing Transfer.................................................3
   Irrevocability of Transfer Direction........................................3
   Effect of Offering on Shares in the Employer Stock Fund.....................3
   Direction to Purchase Common Stock after the Offering.......................4
   Purchase Price of Common Stock..............................................4
   Nature of a Participant's Interest in the Common Stock......................5
   Voting Rights of Common Stock...............................................5
DESCRIPTION OF THE PLAN........................................................6
   Introduction................................................................6
   Eligibility and Participation...............................................6
   Contributions Under the Plan................................................6
   Limitations on Contributions................................................7
   Benefits Under the Plan.....................................................8
   Withdrawals and Distributions from the Plan.................................8
   Investment of Contributions and Account Balances............................9
SELF-DIRECTED RCMA ACCOUNT....................................................15
   Administration of the Plan.................................................16
   Merger, Consolidation or Transfer..........................................17
   Federal Income Tax Consequences............................................17
   Additional Employee Retirement Income Security Act of 1974
      ("ERISA") Considerations................................................18
   Securities and Exchange Commission Reporting and Short-Swing
      Profit Liability........................................................19
   Financial Information Regarding Plan Assets................................20
LEGAL OPINION.................................................................20

                                  THE OFFERING

Securities Offered       NCRIC Group, Inc. is offering participants in the NCRIC
                         Group, Inc. Profit Sharing Plan & Trust (the "Plan") the opportunity to use their participation interests to elect to purchase shares of NCRIC Group, Inc.'s common stock through the Plan. At February 28, 2003, there were sufficient funds in the Plan to purchase up to 334,097 shares of NCRIC Group, Inc. common stock in the offering. This includes the new shares of NCRIC Group, Inc. which may be received in exchange for all of the shares of NCRIC Group, Inc. common stock presently held in the Plan. The shares of common stock currently held in the Plan will be exchanged for shares of NCRIC
                         Group, Inc. pursuant to an exchange ratio, as is more fully discussed in the "Conversion" section of the prospectus. Only employees of NCRIC Group, Inc. and its subsidiaries may become participants in the Plan. Your investment in the common stock of NCRIC Group, Inc.
                         through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of NCRIC Group, Inc.
                         is contained in the attached prospectus. The address of the principal executive office of NCRIC, Inc. is 1115
                         30th Street, N.W., Washington, D.C. 20007.

Election to Purchase     In connection with the conversion and stock offering,
Common Stock in the      you may elect to transfer, in increments of $10, all or
Offering: Priorities     part of your full account balance (vested and unvested)
                         in the Plan (other than the amounts you currently have invested in the Employer Stock Fund) to the Employer
                         Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions. However, such directions are subject to purchase priorities in the Plan of Conversion and Reorganization of NCRIC, A Mutual Holding Company.

                         The shares of common stock are being offered in a subscription offering and community offering. In the subscription offering, the purchase priorities are as follows:

                              (1) Members of NCRIC, A Mutual Holding Company (i.e., policyholders of NCRIC, Inc.) on May 6, 2003, get first priority.

                              (2) NCRIC Group, Inc.'s employee benefit plans, including this plan, the employee stock ownership plan and stock award plan, get second priority.

                              (3) Directors, officers and employees of NCRIC Group, Inc. who are not members entitled to purchase shares of common stock in category
                                   (1), get third priority.

                         To the extent you fall into one of these categories, you may use funds in your Plan account to pay for the common stock you want to acquire in the stock offering, at $10.00 per share. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

                         No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest bearing account pending the closing of the offering. At the close of the offering, and subject to a determination of whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your Plan account.

                         In the event the offering is oversubscribed, i.e., there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock and any interest your account earned pending investment will be reinvested in the investment funds of the Plan in accordance with your then existing investment allocation percentages for new contributions. For persons who transfer amounts from their self-directed brokerage accounts in accordance with the procedures set forth on page 15 and 16 hereof, amounts that cannot be applied to purchase stock in the offering will be transferred to the Merrill Lynch Retirement Reserves Money Fund following the offering.

                         If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of the Plan        As of February 28, 2003, the market value of the assets
Assets                   of the Plan was approximately $4,235,104. The Plan
                         administrator informs each participant of the value of his or her account balance under the Plan at least quarterly.

Method of Directing      You will receive a special election form on which you
Transfer                 can elect to transfer all or a portion of your account
                         balance in the Plan to the Employer Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in the Employer Stock
                         Fund). If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Employer Stock Fund), you should indicate that decision on the investment allocation form. If you do not wish to purchase NCRIC Group, Inc.
                         stock in the offering through the Plan, you must fill out the waiver portion of the special election form and return it to Heather Feaster as indicated below.

Time for Directing       If you wish to purchase common stock with your Plan
Transfer                 account balances, your special election form must be
                         received by Heather Feaster, Human Resources
                         Department, 1115 30th Street, N.W., Washington, D.C.
                         20007, no later than 12:00 noon on Friday, June 6, 2003.

Irrevocability of        You may not revoke your special election to transfer
Transfer Direction       amounts credited to your account in the Plan to the
                         Employer Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds, including the Employer Stock
                         Fund, on a daily basis.

Effect of Offering on    The Employer Stock Fund presently holds shares of NCRIC
Shares in the Employer   Group, Inc. In connection with the offering, existing
Stock Fund               shares will be cancelled and exchanged for shares of
                         common stock of NCRIC Group, Inc. (the newly formed
                         Delaware corporation and successor to NCRIC Group, Inc.) at the conclusion of the conversion. The number of shares of common stock that the Employer Stock Fund will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of NCRIC
                         Group, Inc. In addition, if options to
                         purchase shares of NCRIC Group, Inc. are exercised before consummation of the conversion, then there will be an increase in the percentage of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range.
                         For a more detailed discussion of the exchange ratio and its impact on the shares an existing stockholder will receive, you should review the prospectus of NCRIC
                         Group, Inc.

Direction to Purchase    Whether you choose to purchase stock in the offering,
Common Stock after the   or attempt to purchase stock in the offering but are
Offering                 unable to do so because the offering is oversubscribed,
                         you will also be able to purchase stock after the offering through your investment in the Employer Stock
                         Fund. After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, you may change your investment allocation on a daily basis.
                         Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of NCRIC
                         Group, Inc.

                         Please note that if you elect to invest in the Employer Stock Fund after the offering, the elective deferrals and/or account balance that you transfer to the Employer Stock Fund may not be immediately invested in common stock of NCRIC Group, Inc. They will be immediately transferred to the Employer Stock Fund but may not be used to purchase common stock of NCRIC Group, Inc. immediately. In the interim, your investment will be held in a money market account or short-term certificates of deposit, or similar investment. The reason for this is that very few shares are traded on a daily basis. The trustee of the Plan does not wish to cause its purchases to increase the price of the NCRIC Group, Inc. stock by bidding more shares than those available for sale on any given day. In addition, securities laws restrict the number of shares that can be purchases by the Plan in any day. The timing of the purchases is therefore determined in the discretion of the trustee of the Plan.

Purchase Price of        The trustee will use the funds transferred to the
Common Stock             Employer Stock Fund to purchase common stock in the
                         offering, subject to your ability to purchase shares in accordance with the priorities listed on the first and second pages of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.

                         After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a              The trustee will hold the common stock, in trust, for
Participant's Interest   the participants of the Plan. Shares of common stock
in the Common Stock      acquired by the trustee at your direction will be
                         allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

Voting Rights of         The trustee generally will exercise voting rights
Common Stock             attributable to all common stock held by the Employer
                         Stock Fund.

                             DESCRIPTION OF THE PLAN

Introduction

          The NCRIC Group, Inc. Profit Sharing Plan & Trust was initially adopted effective October 1, 1997, and was restated effective April 1, 2002. The Plan is a tax-qualified plan with a cash-or-deferred arrangement established in accordance with the requirements under section 401(a) and section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

          NCRIC Group, Inc. intends that the Plan, in operation, will comply with the requirements under section 401(a) and section 401(k) of the Code. NCRIC Group, Inc. will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

          Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

          Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator c/o NCRIC Group, Inc., 1115 30th Street, N.W., Washington, D.C. 20007. Each employee is urged to read carefully the full text of the Plan.

Eligibility and Participation

          An employee is eligible to participate in the Plan on the first day of the month following attainment of age 21 and completion of 1/12 year of service. The plan year is January 1 to December 31 (the "Plan Year").

          As of February 28, 2003, there were approximately 91 employees eligible to participate in the Plan, and 79 employees participating by making elective deferral contributions.

Contributions Under the Plan

          Plan Contributions. Each participant in the Plan is permitted to elect to defer a dollar amount or a percentage of his or her Compensation (as defined below) on a pre-tax basis up to 25% of his or her Compensation and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the Plan on his or her behalf. For purposes of the Plan, "Compensation" means the amount reported in the "Wages Tips and Other Compensation" Box on Form W-2. In 2003, the annual Compensation of each participant taken into account under the Plan is limited to $200,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code). A participant may elect to modify the amount contributed to the Plan by filing a new Pre-Tax Election with the Plan Administrator each first full pay period following the first of the month after the participant's request. The participant's election to modify the amount contributed to the Plan will be effective as of the first payroll period coincident with or next following the first day of each period set forth above.

          Matching Contributions. NCRIC Group, Inc. may, in its discretion, make matching contributions to the Plan equal to 100% of the participant's first 6% of Compensation contributed as pre-tax contributions to the Plan. Participants who are credited with 1,000 hours of service and who are employed on the last day of the Plan Year are eligible to receive a matching contribution.

          Profit Sharing Contributions. NCRIC Group, Inc. may, in its discretion, make profit sharing contributions to the accounts of participants eligible to share in the allocation for a Plan Year. Profit sharing contributions, if made, will be allocated to participants' accounts pursuant to an integrated formula that takes into consideration the employer's contribution to the Social Security retirement system on behalf of each participant.

Limitations on Contributions

          Limitations on Employee Pre-Tax Contributions. For the Plan Year beginning January 1, 2003, the amount of a participant's pre-tax contributions may not exceed $12,000 (or $14,000 if age 50 or over). These amounts are increased in $1,000 increments through 2006 when they reach $15,000 (or $20,000 if age 50 or over) and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If a participant defers amounts in excess of this limitation, the participant's gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by the participant in the tax year in which the contribution is made.

          Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of NCRIC Group, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $90,000. The dollar amount in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

          Vesting. A participant, at all times, has a fully vested, nonforfeitable interest in his or her elective deferral contributions and the earnings thereon under the Plan. A participant is vested in any employer matching contributions and profit sharing contributions in accordance with the following schedule:

Year of Service                                               Vesting Percentage
---------------                                               ------------------
   Less than 1 year of vesting service                                 0%
   After 1 year of vesting service                                    20%
   After 2 years of vesting service                                   40%
   After 3 years of vesting service                                   60%
   After 4 years of vesting service                                   80%
   After 5 years or more of vesting service                          100%

          Participants who were formerly employed by National Capital Underwriters, Inc., National Capital Reciprocal Insurance Company, Health Care Consulting, Inc., and Employee Benefit Services, Inc. will receive credit for eligibility and vesting purposes for their years of service with such employers. A participant will be 100% vested in employer matching contributions and profit sharing contributions, regardless of his or her years of vesting service, upon attainment of normal retirement age under the Plan, death or disability. Any non-vested contributions which are forfeited shall be used, first, to reduce employer contributions; second, to offset administrative expenses; and third, any remaining forfeitures shall be allocated to participants.

Withdrawals and Distributions from the Plan

          APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH NCRIC GROUP, INC. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH NCRIC GROUP, INC. OR AFTER TERMINATION OF EMPLOYMENT.

          Withdrawals Prior to Termination of Employment. A participant may make a withdrawal of his or her elective deferral contributions prior to termination of employment only in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements ensure that participants have an immediate and heavy financial need before a withdrawal may be made. A participant also may make a withdrawal from any of the participant's vested accounts once the participant attains age 59 1/2.

          Loans. You may borrow from the vested portion of your account but not in excess of the lesser of $50,000 (reduced by the excess, if any, of your highest outstanding balance of loans during the preceding 12 months over the outstanding balance of loans from the Plan on the day before the loan is made) or 50% of your vested account balance.

          Distribution Upon Termination of Employment or Disability. Payment of benefits to a participant who retires, incurs a disability, or otherwise terminates employment shall be made in a lump sum. Notwithstanding the foregoing, a participant who previously had an account in the NCRIC MSO, Inc. Money Purchase Pension Plan and Trust may receive the value of his or her previous account (plus earnings on such amounts) in the NCRIC MSO, Inc. Money Purchase Pension Plan and Trust in the form of a joint and survivor annuity (or qualified joint and survivor annuity, in the case of a married participant) or installments, subject to applicable tax law rules.

          Distribution Upon Death. A participant who dies prior to the benefit commencement date for retirement, disability or termination of employment shall have his or her benefits paid to the surviving spouse or beneficiary in a lump sum.

          Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in section 414(p) of the Internal Revenue Code), benefits payable under the Plan may not be assigned or alienated, either voluntarily or involuntarily.

Investment of Contributions and Account Balances

          All amounts credited to Participants' accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by NCRIC Group, Inc.'s Board of Directors.

          As a participant in the Plan, you are provided the opportunity to direct the investment of your account into any of the following funds:

1.   Merrill Lynch Retirement Reserves Money Fund
2.   John Hancock Government Income Fund Class A
3.   Calvert Income Fund Class A
4.   Oppenheimer Quest Balanced Value Fund Class A
5.   Van Kampen Growth and Income Fund Class A
6.   Oppenheimer Main Street Growth and Income Fund Class A
7.   Merrill Lynch Fundamental Growth Fund, Inc. Class D
8.   PIMCO PEA Renaissance Fund Class A
9.   Fidelity Advisor Mid Cap Fund Class T
10.  Merrill Lynch Small Cap Value Fund, Inc. Class D
11.  MFS Research International Fund Class A
12.  Nations International Value Fund Class A
13.  Employer Stock Fund

          You may elect to have both past contributions and earnings, as well as future contributions to your account, invested among the funds listed above. Alternatively, you can elect to invest through a self-directed brokerage account (Self-Directed RCMA account) established for you under the Plan. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. Generally, if you make an election to direct investment of assets into the Employer Stock Fund, you may change your investment on a daily basis. The proceeds of the sale, net of expenses, will be allocated to your account and reinvested in accordance with your election. If you make a special election to invest all or a portion of your account (other than amounts presently invested in the Employer Stock Fund) towards the purchase of NCRIC Group, Inc. common stock in the conversion and common stock offering, you will not be able to change this investment election until the conversion and common stock offering is concluded. Therefore you should carefully consider whether to allocate any portion of your account to the purchase of stock in the offering.

Performance History

          The following provides performance data with respect to the investment funds available under the Plan:

                         Investment Performance Summary
                             As of December 31, 2002

-----------------------------------------------------------------------------------------------------------
                                                                                      Average Annual Total
Investment Category                                           Total Return (%)              Return (%)
-----------------------------------------------------------------------------------------------------------
                                                                              1         3       5       10
                                                         4th Qtr    YTD      Year     Years   Years   Years
-----------------------------------------------------------------------------------------------------------
Money Market*
-----------------------------------------------------------------------------------------------------------
Merrill Lynch Retirement Reserves Money Fund               0.33      1.50     1.50     3.85    4.34    4.44
-----------------------------------------------------------------------------------------------------------
Morningstar Intermediate Government Universe
-----------------------------------------------------------------------------------------------------------
John Hancock Government Income Fund Class A                0.67     10.28    10.28     9.68    6.95      --
-----------------------------------------------------------------------------------------------------------
Morningstar Intermediate Government Average                0.85      9.03     9.03     8.95    6.52    6.49
-----------------------------------------------------------------------------------------------------------
Morningstar Intermediate-Term Bond Universe
-----------------------------------------------------------------------------------------------------------
Calvert Income Fund Class A                                3.67      5.04     5.04     7.93    8.29    7.90
-----------------------------------------------------------------------------------------------------------
Morningstar Interm-Term Bond Average                       1.71      7.84     7.84     8.43    6.20    6.68
-----------------------------------------------------------------------------------------------------------
Morningstar Domestic Hybrid Universe
-----------------------------------------------------------------------------------------------------------
Oppenheimer Quest Balanced Value Fund Class A             10.87    -19.92   -19.92    -3.74    4.93   11.05
-----------------------------------------------------------------------------------------------------------
Morningstar Domestic Hybrid Average                        4.27     -9.71    -9.71    -4.03    1.49    7.04
-----------------------------------------------------------------------------------------------------------
Morningstar Large Value Universe
-----------------------------------------------------------------------------------------------------------
Van Kampen Growth and Income Fund Class A                  8.21    -14.71   -14.71    -1.57    4.94   11.25
-----------------------------------------------------------------------------------------------------------
Morningstar Large Value Average                            8.14    -18.89   -18.89    -6.00   -0.53    8.63
-----------------------------------------------------------------------------------------------------------
Morningstar Large Blend Universe
-----------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth and Income Fund Class A     4.50    -19.42   -19.42   -12.75   -0.53    9.54
-----------------------------------------------------------------------------------------------------------
Morningstar Large Blend Average                            6.59    -22.06   -22.06   -13.53   -1.47    7.85
-----------------------------------------------------------------------------------------------------------
Morningstar Large Growth Universe
-----------------------------------------------------------------------------------------------------------
Merrill Lynch Fundamental Growth Fund Class D              3.00    -28.89   -28.89   -18.93   -0.52    7.36
-----------------------------------------------------------------------------------------------------------
Morningstar Large Growth Average                           4.96    -27.77   -27.77   -21.65   -2.72    6.22
-----------------------------------------------------------------------------------------------------------
Morningstar Mid-Cap Value Universe
-----------------------------------------------------------------------------------------------------------
PIMCO PEA Renaissance Fund Class A                        16.71    -26.10   -26.10     6.71    8.28   14.31
-----------------------------------------------------------------------------------------------------------
Morningstar Mid-Cap Value Average                          7.23    -12.89   -12.89     2.57    3.19   10.26
-----------------------------------------------------------------------------------------------------------
Morningstar Mid-Cap Growth Universe
-----------------------------------------------------------------------------------------------------------
Fidelity Advisor Mid Cap Fund Class T                      7.15    -18.72   -18.72    -2.52    7.94      --
-----------------------------------------------------------------------------------------------------------
Morningstar Mid-Cap Growth Average                         4.36    -27.52   -27.52   -18.94   -1.05    6.54
-----------------------------------------------------------------------------------------------------------
Morningstar Small Value Universe
-----------------------------------------------------------------------------------------------------------
Merrill Lynch Small Cap Value Fund Class D                 7.45    -23.30   -23.30     4.89    7.65      --
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Morningstar Small Value Average                            5.21    -10.27   -10.27     7.32    2.86   10.29
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Morningstar Foreign Stock Universe
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MFS Research International Fund Class A                    4.32    -12.11   -12.11   -13.18    2.41      --
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Nations International Value Fund Class A                   7.72    -17.80   -17.80    -9.36    4.88      --
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Morningstar Foreign Stock Average                          5.22    -16.33   -16.33   -17.80   -2.07    4.86
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Employer Stock Fund [client to provide data]
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

          The performance data contained herein represents past performance which does not guarantee future results. Investment return and principal value will fluctuate so those shares, when redeemed, may be worth more or less than their original cost.

          Unless otherwise noted, the total return data provided represents the performance of Class A Shares. All total returns assume the reinvestment of all dividend and capital gain distributions at net asset value when paid and do not reflect the deduction of any sales charge as these charges are not applicable to eligible 401(k) plans. Had the sales charge been deducted, results would have been lower than shown. Please note that there are other charges and expenses that apply to the investment options, such as management fees, which are reflected in their net investment return.

          The Morningstar category averages are calculated by Morningstar, Inc. (Morningstar) and represent the average total return performance of mutual funds tracked by Morningstar with the same fund classification. These returns do not reflect the deduction of sales charges.

     * An investment in the Money Market Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Money Market Fund seeks to preserve the value of your investment at $1 per share, it is possible to lose money by investing in the Money Market Fund. Keep in mind that the Money Market Fund's 7-day yield more closely reflects the current earnings of the Fund than the total return quotations.

The following is a description of each of the Plan's investment funds:

Merrill Lynch Retirement Reserves Money Fund

The investment objectives of the Fund are to seek current income, preservation of capital and liquidity available from investing in a diversified portfolio of short-term money market securities. The Fund is appropriate for investors who desire a low-risk investment and are willing to forego the potential for capital appreciation. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

John Hancock Government Income Fund Class A

The Fund seeks a high level of current income consistent with preservation of capital. Maintaining a stable share price is a secondary goal. In pursuing these goals, the Fund normally invests at least 80% of its assets in U.S. Government and agency securities. The Fund is appropriate for investors with short-term investment goals or who desire the additional portfolio diversification provided by fixed-income investments. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Calvert Income Fund Class A

The Fund seeks to maximize long-term income, to the extent consistent with prudent investment management and preservation of capital, through investment in bonds and other income producing securities. The Fund is non-diversified, typically investing at least 65% of its assets in investment-grade debt securities. The Fund is appropriate for investors who desire the additional portfolio diversification provided by fixed-income investments. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Oppenheimer Quest Balanced Value Fund Class A

The Fund's primary objective is growth of capital; the Fund also seeks investment income. To seek growth, the Fund normally invests mainly in common stocks of U.S. issuers that the portfolio manager believes are undervalued in the marketplace. The Fund also invests in other equity securities, such as preferred stock and securities convertible into common stock. The

Fund also buys corporate and government bonds, notes and other debt securities for investment income, which can include securities below investment-grade. The Fund is appropriate for long-term investors who are willing to accept changes in the value of their investments due to the regular fluctuations of stock prices. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Van Kampen Growth and Income Fund Class A

The Fund's investment objective is to seek income and long-term growth of capital. The Fund's investment adviser seeks to achieve the Fund's investment objective by investing primarily in income-producing equity securities, including common stocks and convertible securities (although investments are also made in nonconvertible preferred stocks and debt securities). The Fund is appropriate for long-term investors who are willing to accept changes in the value of their investments due to the regular fluctuations in stock prices. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Oppenheimer Main Street Growth and Income Fund Class A

The Fund seeks a high total return, which includes current income and capital appreciation in the value of its shares, from equity and debt securities. The Fund currently invests mainly in common stocks of U.S. companies of different capitalization ranges, presently focusing on large-capitalization issues. The Fund is appropriate for investors who wish to reduce the overall risk to their principal value by investing in more than one asset class. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Merrill Lynch Fundamental Growth Fund, Inc. Class D

The investment objective of the Fund is to seek long-term growth of capital. The Fund tries to achieve its objective by investing primarily in a portfolio of common stocks of U.S. companies that Fund management believes have shown above-average rates of growth earnings over the long-term. The Fund is appropriate for long-term investors who are willing to accept changes in the value of their investments due to the regular fluctuations of stock prices. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

PIMCO PEA Renaissance Fund Class A

Effective November 1, 2002, the PIMCO Renaissance Fund was renamed the PIMCO PEA Renaissance Fund Class A. The Fund seeks long-term growth of capital and income. The Fund seeks to achieve its investment objective by normally investing at least 65% of its assets in common stocks of companies with below-average valuations whose business fundamentals are expected to improve. The Fund is appropriate for long-term investors who are willing to accept changes in the value of their investments due to the regular fluctuations of stock prices. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Fidelity Advisor Mid Cap Fund Class T

The Fund seeks long-term growth of capital. The Fund normally invests at least 65% of its total assets in securities of companies with medium market capitalizations. The Fund may invest in securities of foreign issuers in addition to securities of domestic issuers. The Fund is appropriate for long-term investors who are willing to accept changes in the value of their investments due to the regular fluctuations of stock prices. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Merrill Lynch Small Cap Value Fund, Inc. Class D

The investment objective of the Fund is to seek long-term growth of capital by investing in a diversified portfolio of securities, primarily common stock, of relatively small companies that management of the Fund believes have special investment value and emerging growth companies regardless of size. The Fund is appropriate for long-term investors who are willing to accept the increased volatility associated with stocks of small-capitalization companies. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

MFS Research International Fund Class A

The Fund seeks capital appreciation by investing, under normal market conditions, at lest 65% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts, of foreign companies. The Fund focuses on foreign companies (including emerging market issuers) that Fund management believes have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow. The Fund is appropriate for long-term investors who are willing to accept the increased risks of international investing for the additional opportunities and diversification provided by these investments. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Nations International Value Fund Class A

The Fund seeks long-term capital appreciation by investing primarily in equity securities of foreign issuers, including emerging markets countries. The Fund invests all of its assets in Nations International Value Master Portfolio (the Master Portfolio). The Master Portfolio normally invests at lest 65% of its assets in foreign companies anywhere in the world that have a market capitalization of more than $1 billion at the time of investment. The fund is appropriate for long-term investors who are willing to accept the increased risks of international investing for the additional opportunities and diversification provided by these investments. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. It is possible to lose money by investing in the Fund.

Employer Stock Fund

The Employer Stock Fund consists primarily of investments in common stock of NCRIC Group, Inc.. NCRIC Group, Inc. is currently owned by NCRIC, A Mutual Holding Company, through its wholly-owned subsidiary NCRIC Holdings, Inc. Following the offering, NCRIC Group, Inc., a Delaware corporation, will be 100% owned by its public shareholders, including NCRIC Group, Inc.'s tax-qualified retirement plans. Shares of NCRIC Group, Inc. which were held in the Employer Stock Fund prior to the conversion and common stock offering will be converted into shares of common stock of new NCRIC Group, Inc., in accordance with the exchange ratio. The trustee of the Plan will use all amounts reallocated to the Employer Stock Fund in the special election to acquire shares in the conversion and common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on common stock held in the Employer Stock Fund, to purchase shares of common stock of NCRIC Group, Inc. It is expected that after the offering, all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated toward the purchase of shares in the offering will be held in the Employer Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages). The historical performance of the Employer Stock Fund is set forth on page 11. Performance of the Employer Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of NCRIC Group, Inc., and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

SELF-DIRECTED RCMA ACCOUNT

          The Plan also permits you to self-direct your account balance through an individual brokerage account established under the plan, however, according to Merrill Lynch, you will not be able to purchase NCRIC Group, Inc. common stock through a self-directed brokerage account in the offering. If your account balance is invested through the self-directed brokerage account and you wish to invest in NCRIC Group, Inc. common stock in the stock offering, you must move the portion of your account balance that you wish to use to purchase NCRIC Group, Inc. stock in the stock offering from the self-directed brokerage account into the Merrill Lynch Retirement Reserves Money Fund under the Plan. This transfer will take up to five (5) business days to accomplish and must be completed prior to June 6, 2003, in order to be able to purchase stock in the stock offering.

          If you are invested in a self-directed brokerage account and wish to move all or a portion of your account balance from the self-directed brokerage account to a core account under the Plan to purchase NCRIC Group, Inc. common stock in the stock offering, you will be required to take the following steps:

     . No later than June 3, 2003, you should contact Charles M. Drew, CFM, your Merrill Lynch plan representative at (202) 659-5480 and direct him to liquidate all or a portion of the assets in your self-directed brokerage account. Be specific about the assets you wish to liquidate. Although the assets will be sold on or about the date of your telephone call, settlement of the transaction will not occur until the third business day following your telephone call instructing Merrill Lynch to liquidate assets in your self-directed brokerage account.

                    Example: If you issue instructions to liquidate your account on Tuesday, June 3, the liquidation will be settled on Friday, June 6.

     . No later than June 6, 2003, you should transfer the cash proceeds from your self-directed brokerage account to the Merrill Lynch Retirement Reserves Money Fund under the Plan.

     . No later than 12:00 noon on June 6, 2003, you must submit your written election form requesting a transfer from the Merrill Lynch Retirement Reserves Money Fund to the Employer Stock Fund to Heather Feaster in the Human Resources Department, NCRIC, Inc., 1115 30th Street, N.W., Washington, D.C. 20007. Once your election form has been submitted to Heather Feaster, you will then have until June 6, 2003 to complete the transfer of funds from your self-directed brokerage account to the Merrill Lynch Retirement Reserves Money Fund so that your funds may be used to purchase NCRIC Group, Inc. common stock in the offering.

          Once the money that you wish to invest in the NCRIC Group, Inc. common stock is invested in a core account, Merrill Lynch can comply with your written direction to transfer the funds to the Employer Stock Fund in order to purchase common stock in the offering.

                                    * * * * *

Administration of the Plan

          The Trustee. Rebecca B. Crunk, R. Ray Pate, Jr. and Bruce Shogren are the trustees of the Plan (referred to collectively as, the "trustee"). The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The trustee is responsible for investment of the assets of the trust.

          Plan Administrator. NCRIC Group, Inc. is the Plan Administrator. The address of the Plan Administrator is NCRIC Group, Inc., Attention: R. Ray Pate, Jr., President and Chief Executive Officer, 1115 30th Street, N.W., Washington, D.C. 20007, telephone number (202) 969-1866. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries, and others under sections 104 and 105 of ERISA.

          Reports to Plan Participants. The Plan Administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

          It is the intention of NCRIC Group, Inc. to continue the Plan indefinitely. Nevertheless, NCRIC Group, Inc. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination will have a fully vested interest in his or her accounts. NCRIC Group, Inc. reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that NCRIC Group, Inc. may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act of 1974.

Merger, Consolidation or Transfer

          In the event of the merger or consolidation of the Plan with another Plan, or the transfer of the trust assets to another plan, the Plan requires that each participant would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

Federal Income Tax Consequences

          The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are advised to consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

          As a "tax-qualified retirement plan," the Code affords the Plan special tax treatment, including:

          (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

          (2) Participants pay no current federal income tax on amounts contributed by the employer on their behalf; and

          (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

          Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the Plan and all other profit sharing plans, if any, maintained by NCRIC Group, Inc. The portion of any lump-sum distribution required to be included in the participant's or beneficiary's taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, made by the participant to the Plan and any other profit sharing plans maintained by NCRIC Group, Inc., which is included in the distribution.

          NCRIC Group, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes NCRIC Group, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to NCRIC Group, Inc. common stock; that is, the excess of the value of NCRIC Group, Inc. common stock at the time of the distribution over its cost or other basis to the trust. The tax basis of NCRIC Group, Inc. common stock to the participant or beneficiary, for purposes of computing gain or loss on its subsequent sale, equals the value of NCRIC Group, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of NCRIC Group, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of NCRIC Group, Inc. common stock. Any gain in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain, provided the sale or taxable disposition occurs more than one year after the distribution. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in taxable gross income on the date of the distribution.

          Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. A participant may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account that accepts such contributions in accordance with the terms of the other plan or account, provided, however, that if your distribution includes common stock of NCRIC Group, Inc., another qualified plan or individual retirement account may or may not accept an in-kind rollover or direct transfer of common stock.

Additional Employee Retirement Income Security Act of 1974 ("ERISA") Considerations

          As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows participants to direct the investments of their account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, a participant will not be deemed a "fiduciary" because of his or her exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Plan Administrator or the Plan's trustee, is liable under the fiduciary responsibility provisions of ERISA for any loss which results from a participant's exercise of control over the assets in the participant's Plan account.

          Because a participant will be entitled to invest all or a portion of his or her account balance in the Plan in NCRIC Group, Inc. common stock, the regulations under section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of the participant's decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that a participant's exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of the participant's exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

          Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as NCRIC Group, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of NCRIC Group, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the date on which a change occurs, or annually on a Form 5 within 45 days after the close of NCRIC Group, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of NCRIC Group, Inc. generally must be reported to the Securities and Exchange Commission by such individuals within 2 business days after the date on which the discretionary transactions occur.

          In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by NCRIC Group, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of NCRIC Group, Inc.'s common stock resulting from non-exempt purchases and sales of NCRIC Group, Inc. common stock within any six-month period.

          The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

          Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

          Financial information representing the net assets available for the Plan benefits and the change in net assets available for Plan benefits at December 31, 2002, is attached to this prospectus supplement.

                                  LEGAL OPINION

          The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to NCRIC Group, Inc. in connection with NCRIC Group, Inc.'s stock offering.